Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of Aeries Technology, Inc. (formerly Worldwide Webb Acquisition Corp.) of our report dated August 9, 2023 (except for the effects of Restatement no. 1 disclosed in Notes 3(a), as to which the date is September 12, 2023, and the effects of Restatement no. 2 in Notes 3(b), as to which the date is December 12, 2023), on our audit of the carve-out consolidated financial statements of AARK Singapore Pte. Ltd. and subsidiaries (as restated) as of and for the years ended March 31, 2023 and 2022, which includes an emphasis of matter paragraph stating that the accompanying carve-out consolidated financial statements reflect the assets, liabilities, revenue, expenses and cash flows directly attributable to the Carve-Out Entity as well as allocations deemed reasonable by the management. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ KNAV CPA LLP (formerly KNAV P.A.)

KNAV CPA LLP (formerly KNAV P.A.)

Atlanta, Georgia

December 20, 2023